Exhibit 5.1

Joel Bernstein
Attorney-at-Law
2666 Tigertail Ave., Suite 104
Miami, FL 33133

July 5,2004

IBSG International, Inc.
1132 Celebration Blvd.
Celebration, FL 34747

Ladies and Gentlemen:

I have acted as special counsel to IBSG International, Inc., a Florida corporation (the “Corporation”), in connection with the offering of 220,000 shares of Common Stock (the “Shares”) which may be issued pursuant to the Corporation’s 2004 Equity Compensation Plan (the “Plan”) and the registration of such Shares on a Registration Statement on Form S-8 (the “Registration Statement”) filed by the Corporation under the Securities Act of 1933, as amended.

I have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plans.

        Please be advised that I am of the opinion that when issued and sold in the manner described in the Plan and pursuant to the agreements which accompany each grant or purchase under the Plan, the Shares will be duly authorized, validly issued, fully-paid and non-assessable.

I consent to the use of my name in the Registration Statement in the section of the Prospectus entitled “Legal Matters” and the filing of this letter as an exhibit to the Registration Statement.

Yours very truly, /s/ Joel Bernstein, Esq.